EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Swisher Hygiene Inc.
Charlotte, North Carolina

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-172233 and 333-174072 on Form S-8 of our reports dated March 17, 2014, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of Swisher Hygiene Inc. (the “Company”), which are incorporated by reference in these Registration Statements. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013.

/s/ BDO USA, LLP
Charlotte, North Carolina

March 17, 2014